EXHIBIT 5.1

                                  June 29, 1999

HEICO Corporation
3000 Taft Street
Hollywood, Florida 33021

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         On the date hereof, HEICO Corporation a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of (i) up to 1,322,614 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), (ii) up to 1,138,582 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and (iii) related Preferred Stock Purchase Rights, pursuant to stock options ("Options") granted or to be granted under the Company's 1993 Stock Option Plan (the "Plan"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (ii) records of corporate proceedings of the Company, authorizing the Plan, any amendments thereto, and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that, assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock and Class A Common Stock available for issuance to those persons who exercise Options granted under the Plan and the consideration for shares of Common Stock and Class A Common Stock issued pursuant to such Options is actually received by the Company as provided in the Plan, the shares of Common Stock and Class A Common Stock issued pursuant to the exercise of Options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Greenberg Traurig, P.A.

                                GREENBERG TRAURIG, P.A.